Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Third Quarter 2013 Results

•	Q3 revenue of $40.2M, EPS $0.09

•	mini-VSAT Broadband Q3 airtime revenue up 34% year-over-year
MIDDLETOWN, RI, October 30, 2013 -- KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the third quarter ended September 30, 2013. The company reported third quarter revenue of $40.2 million and net income of $1.4 million or $0.09 per diluted share. During the same period last year the company reported net income of $1.7 million, or $0.12 per diluted share, on revenues of $38.8 million.
“The third quarter was highlighted with solid growth in our satellite service business,” said Martin Kits van Heyningen, KVH’s chief executive officer. “We are now shipping our new TracPhone V-IP series terminals with their Integrated CommBox Modem providing onboard network management, VoIP calling, and Internet café services as a standard option on every product we ship. We continue to make good progress developing our new IP-MobileCast content delivery service, which will offer movies, television, news, and sports to our customers.”
For the nine months ended September 30, 2013, revenue was $123.3 million, up 26% compared to $97.6 million for the nine months ended September 30, 2012. KVH reported GAAP net income of $4.9 million for the first nine months of 2013, or $0.32 per diluted share. Excluding the Headland Media acquisition-related costs, net of income tax benefit, incurred in the second quarter, the company recorded non-GAAP net income of $5.6 million or $0.37 per diluted share. During the same period last year, the company reported GAAP net income of $0.8 million, or $0.05 per diluted share. A reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is provided below.
KVH’s mobile communications revenue, which included $3.3 million of revenue from Headland Media’s operations, was $29.0 million in the third quarter of 2013, a 31% increase year-over-year. Combined, mini-VSAT Broadband airtime and TracPhone product revenues in the third quarter amounted to $18.1 million, up 25% compared to the same period last year while maritime satellite TV sales were up 5% year-over-year. “Although we saw increases in our global mobile broadband revenues, continuing poor economic conditions in many parts of Europe resulted in lower revenues in the European marine markets with shipping companies continuing to delay equipment upgrades,” continued Mr. Kits van Heyningen.
KVH’s guidance and stabilization revenue, which relates to fiber optic gyro (FOG) solutions, TACNAV military navigation systems, and related services, was $11.2 million in the third quarter of 2013, down 33% year-over-year. Revenue from the sale of TACNAV products of $2.6 million was 59% lower than the same period last year. TACNAV product revenues under the previously announced Saudi Arabian National Guard contract ended in the second quarter of 2013. Revenue in the third quarter from this contract was $2.2 million, primarily comprised of lower margin installation services and project management services. In the third quarter of 2012, we reported $7.3 million of revenue under this contract, including $4.5 million of higher margin TACNAV product. During the third quarter, sales of our FOG products were $5.8 million, down 17% compared to the same period last year.
Speaking about the company’s financial performance, Peter Rendall, KVH’s chief financial officer, said, “We continue to be pleased with the financial performance of our mobile communications and commercial FOG businesses and while the year-over-year decline in revenues in our TACNAV business was significant, it was expected. The year-over-year decrease in FOG revenues primarily relate to U.S. government funding cuts that have significantly slowed orders under the CROWS remote weapon station program. Even though our year-over-year guidance and stabilization revenues were down, our mini-VSAT Broadband airtime revenues were up 34% and that contributed to the 120 basis point increase we saw in our overall gross profit margin this quarter. The leverage of our mini-VSAT Broadband airtime infrastructure costs resulted in mini-VSAT Broadband gross profit margins increasing from 31% in the third quarter last year to 36% this quarter.”
Mr. Rendall added, “We also saw a full quarter’s contribution from the Headland Media business that we acquired in the second quarter. The integration of that business into the mobile communications business is now complete. The $2.1 million increase in operating expenses we recorded this quarter compared to the same quarter last year was largely the result of incremental Headland Media operating expenses.”
“Planning for the remainder of 2013, we expect our mini-VSAT Broadband business to continue to show strong year-over-year growth. Although we continue to see a slowdown in U.S. defense sales resulting from the implementation of sequestration measures, our FOG business is expected to continue to benefit from new commercial applications for the remainder of 2013. Continuing a trend we have seen throughout 2013, we remain cautious with respect to expectations for growth in leisure markets, due to ongoing challenges in global economies. Operating expenses will be sequentially higher in the fourth quarter as we invest in the roll-out of the new IP-MobileCast service. With this context, our full-year revenue guidance is in the range of $161 million to $165 million. We expect to achieve a full-year operating margin in the range of approximately 4% to 5%. We are projecting that our annual effective tax rate will be 35% or higher, subject to the effect of unforeseen discrete items. The net result is that, including the Headland Media acquisition-related costs, net of income tax benefit (which equated to $0.05 per share), our GAAP EPS guidance for the full year is now expected to be in the range of $0.37 to $0.41 per share.”
“For the fourth quarter of 2013, we expect revenue to be in the range of $38 million to $42 million, reflecting strong year-over-year growth from our mini-VSAT Broadband business and a marked decline in sales of TACNAV products. We expect the fourth quarter EPS to be in the range of $0.05 to $0.09 per share.”
Mr. Kits van Heyningen concluded, “We are very pleased with our overall progress so far this year and, with the acquisition and integration of Headland Media. Our airtime business continues to grow and we are on track to deliver exciting new content and services alongside our global broadband service.”
Recent Operational Highlights:

10/21/2013	New DSP-1760 multi-axis fiber optic gyro offers improved performance and maximum ease of integration

10/03/2013	KVH wins two prestigious National Marine Electronics Association “product awards”

07/29/2013	KVH announces that it has more than doubled the mini-VSAT Broadband network capacity in the Asia-Pacific region

07/18/2013	KVH announces that Crewtoo, which focuses on seafarers, gains 60,000 members in 12 months
Please review the corresponding press releases for more details regarding these developments.
KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.
About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea, on land, and in the air. KVH’s Headland Media group is a leading provider of commercially-licensed news, sports, music, and movies, as well as the Walport Training video series. KVH is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, the U.K., Singapore, the Philippines, Belgium, Holland, Cyprus, and Japan.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, and our anticipated revenue growth, competitive positioning, profitability, and product orders. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels, particularly in Europe; potential unanticipated technical or legal impediments related to new service rollout plans and expected strategic relationships; the need to increase sales of the TracPhone V-IP series products and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V-IP series products; potential further declines in military sales, including to foreign customers, such as the recent decline in sales of TACNAV to the Saudi Arabian National Guard; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of actual and potential budget cuts by government customers, including the effects of sequestration; potential reductions in our overall gross margins in the event of a shift in product mix; unanticipated increases in media costs or loss of distribution rights; unanticipated challenges in integrating the operations of Headland Media; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other risk factors are discussed in more detail in our most recent Form 10-Q filed with the SEC on August 9, 2013. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, ECore, Crewtoo, Muzo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Sales:
Product	$20,331	$24,529	$71,433	$62,653
Service	19,885	14,293	51,907	34,916
Net sales	40,216	38,822	123,340	97,569
Costs and expenses:
Costs of product sales	11,780	13,297	39,999	37,026
Costs of service sales	11,909	10,035	33,019	22,659
Research and development	3,334	2,949	9,534	9,148
Sales, marketing and support	6,344	6,360	20,828	17,239
General and administrative	4,774	3,040	13,084	8,906
Total costs and expenses	38,141	35,681	116,464	94,978
Income from operations	2,075	3,141	6,876	2,591
Interest income	199	147	572	359
Interest expense	189	76	450	243
Other income, net	212	23	290	99
Income before income tax expense	2,297	3,235	7,288	2,806
Income tax expense	911	1,490	2,390	1,983
Net income	$1,386	$1,745	$4,898	$823
Net income per common share:
Basic	$0.09	$0.12	$0.32	$0.06
Diluted	$0.09	$0.12	$0.32	$0.05
Weighted average number of common shares outstanding:
Basic	15,200	14,846	15,109	14,743
Diluted	15,354	15,024	15,300	14,972

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash, cash equivalents and marketable securities	$57,577	$38,285
Accounts receivable, net	25,731	27,654
Inventories	18,133	16,203
Deferred income taxes	712	1,146
Other current assets	3,891	3,264
Total current assets	106,044	86,552
Property and equipment, net	36,706	36,733
Deferred income taxes	38	3,524
Goodwill	18,086	4,712
Intangible assets, net	15,181	1,684
Other non-current assets	4,972	4,363
Total assets	$181,027	$137,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$21,399	$19,280
Deferred revenue	5,468	1,892
Current portion of long-term debt	1,044	138
Total current liabilities	27,911	21,310
Other long-term liabilities	1,121	140
Long-term debt, excluding current portion	6,407	3,414
Line of credit	30,000	7,000
Stockholders' equity	115,588	105,704
Total liabilities and stockholders' equity	$181,027	$137,568

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
Net Income Excluding Transaction Costs and Income Tax
Benefit Related to Business Acquisition
(in thousands, except per share amounts, unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2013
Net income - GAAP	$1,386	$4,898
Transaction costs related to business acquisition of Headland Media	11	876
Tax benefit from transaction costs related to business acquisition of Headland Media	—	(152)
Net income - Non-GAAP	$1,397	$5,622

Net income per common share - Non-GAAP:
Basic	$0.09	$0.37
Diluted	$0.09	$0.37

Adjusted net income excluding the transaction costs related to the acquisition of Headland Media on May 11, 2013, for the three and nine months ended September 30, 2013 is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net income may differ from models used by other companies and should not be considered as an alternative to net income prepared in accordance with GAAP as an indicator of our operating performance.